Exhibit 99.2
Holly Energy Partners Declares Distribution
Increases quarterly distribution 4.2% to $0.625 per unit
DALLAS, TX, January 27, 2006 — Holly Energy Partners, L.P.(NYSE:HEP) announced today a declaration of its cash distribution for the fourth quarter of 2005 of $0.625 per unit, to be paid February 14, 2006 to unit holders of record February 6, 2006. This distribution represents an increase of $0.025 per unit, or 4.2%, over the partnership’s previous quarterly distribution.
“We’re pleased to announce this distribution increase,” said Matt Clifton, Chairman of the Board and Chief Executive Officer. “We’ve increased our distribution every quarter since our July 2004 initial public offering.”
The partnership plans to announce results for the quarter ended December 31, 2005 on January 30, 2006 before the opening of trading on the NYSE. A conference call has been scheduled later that morning at 10:00AM EST to discuss financial results. Listeners may access this call by dialing (800) 858-5936. The ID# for this call is 4383132. For those who would like to listen to this call via the internet, you may access the call at:
http://audioevent.mshow.com/285522
Additionally, listeners may replay this call approximately two hours after the call concludes by dialing (800) 642-1687. Enter Conference ID: 4383132. This audio archive will be available through February 13, 2006.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest (including the general partner interest) in the Partnership. The Partnership owns and operates petroleum product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President & Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Energy Partners
214/871-3555